MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL OVERVIEW

    Management believes that results of operations in the hotel industry are best explained by four key performance measures: occupancy, average daily rate and revenue per available room ("RevPAR") levels and EBITDA margins. These measures are influenced by a variety of factors including national, regional and local economic conditions, the degree of competition with other hotels in the area and changes in travel patterns. The demand for accommodations is also affected by normally recurring seasonal patterns and most of the Company's hotels experience lower occupancy levels in the fall and winter months (November through February) which may result in lower revenues, lower net income and less cash flow during these months.

    Lodgian's business strategy includes the acquisition of underperforming hotels and the implementation of operational initiatives and repositioning and renovation programs to achieve revenue and margin improvements. During this period of repositioning, the revenues and earnings of these hotels may be adversely affected and may negatively impact the Company's consolidated RevPAR, average daily rate and occupancy rate performance, as well as the Company's EBITDA margins. In addition, the Company's strategy includes developing new full service hotels. Newly developed properties typically require 24 months following completion to stabilize. To track the execution of the Company's repositioning and development growth strategy and its impact on results of operations, hotels are classified as either "Stabilized Hotels," "Stabilizing Hotels" or "Being Repositioned Hotels," as described below:

    - Stabilized Hotels are (1) properties which have experienced little or no disruption to their operations over the past 24 to 36 months as the result of redevelopment or repositioning efforts, or (2) newly-constructed hotels which have been in service for 24 months or more.

    - Stabilizing Hotels are (1) properties which have undergone renovation or repositioning investment within the last 36 months, which work is now completed, or (2) newly developed properties placed into service within the past 24 months. Management believes that these properties should experience higher rates of growth in RevPAR and improvements in operating margin than the Stabilized Hotels. On average, hotels which have undergone renovation have generally reached stabilization within approximately 12 to 18 months after their completion date, and newly developed hotels have reached stabilization approximately 24 months after their completion date.

    - Being Repositioned Hotels are hotels experiencing disruption to their operations due to renovation and repositioning. During this period (generally 12 to 18 months) hotels will usually experience lower operating results, such as RevPAR and operating margins. The Company expects significant improvements in the operating performance of those hotels which have undergone a repositioning once the renovation is completed. After the repositioning work is completed, these properties will be reclassified on the next January 1 as Stabilizing Hotels.

    The Company classifies each hotel into one of the three categories at the beginning of each fiscal year. The Company has not classified the one hotel in which it has a minority equity interest or the one hotel it manages for a third party. The Company will determine the category most appropriate for each hotel based on an evaluation of objective and subjective factors, including the time of completion of renovation and whether the full benefit of renovations has been realized. Servico had historically classified its hotels as "Stabilized Hotels" and "Reposition Hotels." The Stabilized Hotels were hotels that had achieved normalized operations after completion of renovation and repositioning. The Reposition Hotels were those hotels that were undergoing or had completed significant renovation and repositioning but had not yet achieved normalized operations.

    In June 1999, the Company sold its joint venture interest in its European hotel portfolio, which consisted of six hotels. The Company received approximately $7.5 million in net proceeds from the sale. In addition, during 1999 the Company sold four wholly-owned hotels and two land parcels in the United States receiving net proceeds of approximately $14.5 million, and, effective August 1, 1999, ceased managing one hotel for a third party. These transactions did not have a material effect on EBITDA or results of operations.


                        -- ALL 1999 RESULTS UNAUDITED --

    In August 1999, the Company opened the Marriott Portland City Center in Portland, Oregon and in October 1999, opened the Courtyard by Marriott in Livermore, California. Also, in September 1999, the Company purchased for $10.2 million the 49% interest of its partner in six hotels. Further, in 1999 the Company rebranded seven hotels to flags that are more representative of its core focus.

    Revenues. Revenues are composed of rooms, food and beverage (both of which are classified as direct revenues) and other revenues. Room revenues are derived from guest room rentals, while food and beverage revenues primarily include sales from hotel restaurants, room service and hotel catering. Other revenues include charges for guests' long-distance telephone service, laundry service, use of meeting facilities and fees earned by the Company for services rendered in conjunction with properties managed for third parties.

    Operating Expenses. Operating expenses are composed of direct, general and administrative, other hotel operating expenses and depreciation and amortization. Direct expenses, including rooms, food and beverage and other operations, reflect expenses directly related to hotel operations. These expenses generally vary with available rooms and occupancy rates, but also have a small fixed component. General and administrative expenses represent corporate salaries and other corporate operating expenses and are generally fixed. Other hotel operating expenses include primarily property level expenses related to general operations such as advertising, utilities, repairs and maintenance and other property administrative costs. These expenses are also primarily fixed.

RESULTS OF OPERATIONS

    Operating results have been materially impacted by the significant number of acquisitions and extensive renovation activity during 1997, 1998 and 1999. In June 1998, Servico acquired AMI, an entity that owned and operated 14 hotels, four of which were subsequently sold. In December 1998, Servico merged with Impac, an entity that owned or managed 53 hotels, three of which were under construction. Because these transactions were accounted for using the purchase accounting method, the results of AMI and Impac are included in the consolidated results of operations from the time they were acquired. This makes comparisons of historical operating results with prior periods less meaningful.

    The discussion of results of operations, income taxes, liquidity and capital resources that follows is derived from the Company's Audited Consolidated Financial Statements set forth in "Item 8, Financial Statements and Supplementary Data" included in this Form 10-K and should be read in conjunction with such financial statements and notes thereto.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

REVENUES

    At December 31, 1999, the Company owned 132 hotels, had a minority interest in one hotel and managed one hotel for a third party owner compared with 141 hotels owned, a minority interest in one hotel and two hotels managed for third party owners at December 31, 1998.

    Revenues were $592.4 million for 1999, a 49.9% increase over revenues of $395.2 million for 1998. Of this $197.2 million increase, $194.0 million was attributable to AMI and the Merger. In addition, four newly constructed hotels that opened between November 1998 and October 1999 contributed approximately $8.2 million of the increase. The remaining change, a decrease in revenues of approximately $5.0 million was attributable to the hotels that were sold in 1998 or 1999.

    The following table summarizes certain operating data for the Company's hotels for the year ended December 31, 1999 and 1998. The Stabilized, Stabilizing and Being Repositioned Hotels refers to classifications in these respective categories as of January 1, 1999.


                        -- ALL 1999 RESULTS UNAUDITED --

                                          HOTELS(1)              ADR               OCCUPANCY             REVPAR
                                    ------------------- -------------------- -------------------  ------------------
                                       1999      1998      1999       1998      1999      1998       1999      1998
                                    --------- --------- ---------  --------- --------- ---------  --------- --------
Stabilized...................           77        50     $ 73.53    $ 73.69     66.1%     67.7%    $ 48.60   $ 49.92
Stabilizing..................           35        12       74.59      69.73     61.9      58.3       46.17     40.64
Being Repositioned...........           21        22       78.42      75.60     55.4      58.3       43.43     44.04
                                       ---               -------    -------     ----      ----     -------   -------
          Total..............          133        84     $ 74.58    $ 73.09     63.1%     64.1%    $ 47.03   $ 46.86
                                       ===        ==     =======    =======     ====      ====     =======   =======

------------------
(1) Excludes one hotel managed for a third party and one owned non-consolidated hotel. All 1998 figures in the table exclude AMI (prior to the acquisition date) and the Merger.


OPERATING EXPENSES

    Direct operating expenses for the Company were $240.9 million (40.7% of direct revenues) for 1999 and $168.0 million (42.5% of direct revenue) for 1998. Of the $72.9 million increase, $73.6 million was attributable to the acquisition of AMI and the Merger. In addition, the four newly constructed hotels contributed approximately $3.9 million of the increase and hotels sold during 1998 and 1999 provided a $2.9 million decrease. The balance of the change is represented primarily by improved operating margins in the food and beverage area.

    General and administrative expenses were $27.0 million in 1999 and $10.1 million in 1998. Of the $16.9 million increase, approximately $10.0 million was attributable to the acquisition of AMI and the Merger. Additionally, approximately $1.5 million represents expenses associated with the expansion of the corporate sales and marketing staff and the regional offices.

    Depreciation and amortization expense was $56.4 million for 1999 and $31.1 million for 1998. The $25.3 million increase was attributable to the acquisition of AMI, the Merger, the opening of the four new hotels and the completion of renovation projects.

    Other hotel operating expenses were $178.2 million for 1999 and $118.9 million for 1998. Of the $59.3 million increase, $59.8 million was attributable to the acquisition of AMI and the Merger. In addition, $2.6 million was attributable to the four newly constructed hotels and hotels sold during 1998 or 1999 provided a $1.6 million decrease. Further, $1.0 million was attributable to the Company's share of loss from an unconsolidated partnership, essentially all of which was represented by depreciation.

    As a result of the above, income from operations was $89.9 million for 1999 as compared to $67.1 million for 1998.

OTHER INCOME AND EXPENSE

    Interest expense was $78.8 million in 1999 and $30.4 million in 1998. This increase was primarily a result of an increase in the level of debt associated with the acquisition of AMI and the Merger. Additionally, the July 1999 recapitalization further raised the level of debt by approximately $30 million, increased the margin on floating rate obligations by .75% to 1.75% and included a $200 million, 12.25% fixed rate instrument.

    Minority interest expense related to the Company's Convertible Redeemable Equity Structure Trust Securities ("CRESTS") was $13.2 million in 1999 and $6.5 million in 1998. The Company's CRESTS were issued in June 1998.

    During 1999, the Company recognized a $40.3 million charge for the impairment of long-lived assets, principally related to hotels the Company has targeted for sale. Also, in 1999 the Company wrote off $20.7 million of goodwill associated with the Merger in accordance with its policy of accounting for goodwill under the market value method.

    The Company incurred $10.1 million of non-recurring expenses in 1999. Of this amount, $6.1 million related to the completion of accounting, systems and other Merger integration matters, including preparation for Year 2000 and severance. In addition, non-recurring expenses include $2.7 million of legal fees either incurred or accrued. Such fees relate to abandoned development projects and a provision for the estimated costs and expenses of defending the Company in the matters referred to in "Item 3, Legal Proceedings" included in this Form 10-K. Further, the Company recorded a $1.3 million provision for various audit matters.


                        -- ALL 1999 RESULTS UNAUDITED --

     The nature and amount of adjustments recorded in the fourth quarter of 1999, including those described in the preceding two paragraphs, are substantial. Accordingly, the Company is considering the extent, if any, to which such adjustments affect a prior period and, whether taken together any that do affect a prior period are sufficiently material to require a restatement.

    During 1998, the Company recognized a $31.5 million loss as a result of two swap transactions that were entered into by the Company in an effort to manage the interest rate risk associated with its financing of the Merger. Also, in 1998 the Company incurred approximately $3.4 million of severance and other expenses in connection with the Merger. These expenses consisted primarily of costs associated with the closing and relocation of Servico's corporate headquarters and severance or relocation of certain employees.

    Other income (expense) for 1999 includes a $1.2 million gain from the sale of assets compared with a $.4 million loss in 1998.

    During 1999, the Company repaid, prior to maturity, approximately $410.0 million in debt, and as a result recorded an extraordinary loss on early extinguishment of debt of approximately $7.8 million (net of income tax benefit of $4.9 million) relating to the write-off of unamortized loan costs associated with the debt. The Company recognized an extraordinary loss on early extinguishment of debt of $2.1 million, after taxes, in 1998 that related to the refinancing of certain debt.

NET INCOME

    After a provision (benefit) for income taxes of $(19.7) million for 1999 and $(2.1) million for 1998, the Company had income (loss) before extraordinary item of $(52.1) million ($1.91 loss per share) in 1999 compared with $(3.1) million ($.16 loss per share) in 1998.

    Net of an income tax benefit of $4.9 million for 1999 and $1.4 million for 1998, the Company had an extraordinary item, loss on early extinguishment of debt, of $7.8 million ($.28 loss per share) in 1999 and $2.1 million ($.10 loss per share) in 1998.

    Net income (loss) for 1999 amounted to $(59.8) million ($2.19 loss per share) compared with $(5.2) million ($.26 loss per share) for 1998.

Year Ended December 31, 1998 as Compared to the Year Ended December 31, 1997

    At December 31, 1998, Lodgian owned 141 hotels, managed two hotels for third party owners and had a minority investment in one hotel compared with 68 hotels owned, two managed for third party owners and a minority investment in one hotel at December 31, 1997.

    The Company's revenues were $395.2 million for 1998, a 42.8% increase over revenues of $276.7 million for 1997. Of this $118.5 million increase in revenues, the 1997 acquisitions, which were not operated for the full year of 1997, contributed approximately $49.5 million to the increase in revenues. The 1998 acquisitions contributed approximately $33.6 million to the increase in revenues. The 21 days of revenues from the Impac Hotels contributed approximately $7.3 million to the increase in revenues. The remaining increase in revenues of approximately $28.1 is attributed to the balance of the portfolio.

    The Company's direct operating expenses were $168.0 million for 1998 and $118.7 million for 1997. Of the $49.3 million increase, $20.4 million is directly attributable to the Reposition Hotels with approximately $13.2 million relating to acquisitions in 1998. The direct operating expenses decreased as a percentage of direct revenue from 42.9% in 1997 as compared to 42.5% in 1998. The decrease in operating expenses as a percentage of revenues was a result of the combined effect of strong revenue growth and continued emphasis on cost controls. Other operating expenses were $118.9 million for 1998 and $79.9 million for 1997. This increase of $39.0 million represents the expenses incurred with respect to the 1998 acquisitions and by the Reposition Hotels. Lodgian's depreciation and amortization expense was $31.1 million for 1998 and $23.0 million for 1997. Included in this $8.1 million increase was $3.0 million associated with the Reposition Hotels and the remaining increase was related to the 1998 acquisitions, and to equipment purchases and improvements made at the Stabilized Hotels.


                        -- ALL 1999 RESULTS UNAUDITED --

    As a result of the above, income from operations was $67.1 million for 1998 as compared to $46.1 million for 1997.

    Lodgian incurred $21.2 million (net of a tax benefit of $14.1 million) in non-recurring charges during 1998. During August 1998, the Company entered into treasury rate lock transactions with notional amounts of $175.0 million and $200.0 million with a lender for the purpose of hedging interest rate exposure on two anticipated financing transactions. During September 1998, the Company determined that it was not probable that it could consummate the anticipated transactions and recognized a loss of $18.9 million (net of tax benefit of $12.6 million). In addition, the Company incurred approximately $3.4 million of severance and other expenses in connection with the Merger which have been substantially paid at December 31, 1998. These expenses consisted primarily of costs associated with the closing and relocation of Servico's corporate headquarters and termination or relocation of certain employees.

    Interest expense was $30.4 million for 1998, a $4.5 million increase from the $25.9 million for 1997. The increase was primarily a result of an increase in the level of debt associated with the 1998 acquisitions.

    Minority interests in net income of consolidated partnerships were approximately $1.4 million for 1998 and $1.0 million for 1997.

    During 1998 the Company repaid, prior to maturity, approximately $247.0 million in debt, and as a result recorded an extraordinary loss on early extinguishment of debt of approximately $2.1 million (net of income tax benefit of $1.4 million) relating to the write-off of unamortized loan costs associated with the debt. The Company recognized an extraordinary loss on early extinguishment of debt of $3.8 million, after taxes, in 1997 which related to the refinancing of certain debt.

    After a benefit for income taxes of $2.1 million in 1998 and a provision for income taxes of $8.4 million in 1997, the Company had a net loss of $5.2 million ($(.26 loss per share) for 1998 and net income of $8.8 million ($.56 per share) for 1997. Excluding the non-recurring items discussed above, the Company had recurring income of $18.0 million for 1998 ($.89 per share) and $12.6 million for 1997 ($.80 per share) in 1998 and 1997, respectively.

INCOME TAXES

    As of December 31, 1999, Lodgian had net operating loss carryforwards of approximately $86.7 million for federal income tax purposes, which expire in 2005 through 2018. The Company's ability to use these net operating loss carryforwards to offset future income is subject to certain limitations, and may be subject to additional limitations in the future. Due to these limitations, a portion or all of these net operating loss carryforwards could expire unused.

LIQUIDITY AND CAPITAL RESOURCES

    Lodgian's principal sources of liquidity consist of existing cash balances, cash flow from operations and financing. Additionally, the Company expects to generate cash from the disposition of hotels it has targeted for sale. The net proceeds from the sale of hotels is expected to be used to reduce long-term debt.

    The Company had earnings from operations before interest, taxes, depreciation and amortization ("EBITDA") in 1999 of $146.3 million, a 49.0% increase from the $98.2 million for the 1998 Period. The Company has computed EBITDA without regard to the non-recurring and one-time charges discussed above. EBITDA is a widely regarded industry measure of lodging performance used in the assessment of hotel property values, although EBITDA is not indicative of and should not be used as an alternative to net income or net cash provided by operations as specified by generally accepted accounting principles. Net cash provided by operating activities in 1999 was $62.7 million as compared with $29.3 million in 1998.


                        -- ALL 1999 RESULTS UNAUDITED --

    Cash flows used in investing activities were $84.6 million and $182.5 million in 1999 and 1998, respectively. The 1999 amount includes capital expenditures of $114.6 million and net proceeds from the sale of assets of $22.1 million, including the disposition of the Company's investment in six European hotels and proceeds from capital expenditure escrows of $20.1 million. The 1998 amount consists of capital expenditures of $186.4 million, including the acquisition of the AMI hotels, net of assumed debt, and proceeds from capital expenditure escrows of $3.9 million.

    Cash flows provided by financing activities were $19.2 million and $ 157.2 million in 1999 and 1998, respectively. The 1999 amount consists primarily of the net proceeds from the issuance and repayment of long-term obligations. The 1998 amount includes the net proceeds from the issuance and repayment of long-term obligations of $190.1 million (including $168.5 million of net proceeds from the issuance of CRESTS) reduced by $34.1 million from the repurchase of common stock.

    The Merger was a non-cash investing and financing transaction, except for the $15.0 million paid to Impac unitholders.

    At December 31, 1999, the Company had a working capital deficit of $40.3 million as compared with a working capital deficit of $65.1 million at December 31, 1998.

    At December 31, 1999 long-term obligations were $881.7 million, not including $175 million of CRESTS. Long-term obligations were $816.6 million at December 31, 1998.

    Certain hotels are operated under license agreements that require the Company to make capital improvements in accordance with a specified time schedule. Additionally, in connection with the refinancing of hotels, the Company has agreed to make certain capital improvements and, as of December 31, 1999, has approximately $10.3 million escrowed for such improvements. The Company estimates its remaining obligations for all of such commitments to be approximately $42 million, of which approximately $40 million is expected to be spent during 2000, with the balance to be spent thereafter. During 2000, the Company expects to spend approximately $25 million to complete the construction of one new hotel and substantially complete construction of another hotel. Essentially all of the funds necessary to complete construction of these hotels are expected to be provided by existing loan facilities.

    In connection with the Merger on December 11, 1998, the Company obtained $265 million of mortgage notes from Lehman Brothers Holding, Inc. ("Lehman"). The net proceeds were used to repay existing debt and related obligations.

    In July, the Company sold $200 million of Senior Subordinated Notes (the "Notes"). In addition, the Company entered into a new, multi-tranche senior secured loan credit facility. The facility consists of development loans with a maximum capacity of $75 million (the tranche A and C loans), a $240 million tranche B term loan and a $50 million revolving credit facility. The tranche A and C loans will be used for hotel development projects. The tranche B loan, along with the proceeds from the Notes was used to repay the Lehman loan and, in September, a $132.5 million loan (one of three facilities) from Nomura Asset Capital Corporation. These financings contain various covenants, coverage ratios and payment restrictions with which the Company is in compliance at December 31, 1999. Payment restrictions with respect to the CRESTS may require the Company to begin deferring payments beginning June 30, 2000. Continuation of the current growth strategy beyond the facilities described above will require additional financing. The Company's financial position may, in the future, be strengthened through an increase in revenues, the refinancing of properties or capital from equity or debt markets. The Company cannot guarantee that it will be successful in these efforts.

     Among the covenants contained in the financing described in the preceding paragraph is the requirement to deliver annual audited financial statements. The Company has not delivered such financial statements within the prescribed period and, therefore, is in technical default. The Company has provided its 1999


                        -- ALL 1999 RESULTS UNAUDITED --
unaudited financial statements to the senior secured lenders and will deliver the required financial statements upon completion of the audit. The unaudited financial statements demonstrate the Company's compliance with the financial covenants and the Company believes that there will not be any material changes when the audited financial statements are completed. The Company remains confident that its lenders will work with the Company during the completion of the 1999 audit. In this regard, the Company's December 31, 1999 balance sheet has been prepared on the presumption that none of its credit facilities are accelerated as a consequence of the technical default.

      During this period of technical default, the Company's senior secured lenders have expressed an unwillingness to make additional advances to the Company under the revolving credit facility. The Company believes that it has sufficient cash balances and cash generating capability to adequately fund the business without additional advances under the revolving credit facility prior to eliminating the technical default.

      The delay in completion of the 1999 audit is primarily attributable to record keeping difficulties associated with the integration of accounting systems used by Servico and Impac into the system used by Lodgian. Insufficient resources were allocated to the systems integration project resulting in an unexpected delay in completion of the Company's financial statements. Additionally, the Company was confronted with several complex accounting matters related to the Merger that required more time to satisfactorily address. The Company has taken, and will continue to take, action to reduce the systems related accounting issues and to improve the internal control environment.

INFLATION

    The rate of inflation has not had a material effect on the Company's revenues or costs and expenses in the three most recent fiscal years, and it is not anticipated that inflation will have a material effect on the Company in the near term.

YEAR 2000 MATTERS UPDATE

    The Company did not experience any significant malfunctions or errors in its operating or business systems when the date changed from 1999 to 2000. Based on hotel operations since January 1, 2000, the Company does not expect any significant impact on its ongoing business as a result of the "Year 2000 matter." However, it is possible that the full impact of the date change, which was of concern due to computer programs that use two digits instead of four digits to define years, has not been fully recognized. For example, it is possible that Year 2000 or similar problems may occur with revenue systems, payroll systems or financial closings at month, quarter or year end. The Company believes that any such problems are likely to be minor and correctable. In addition, the Company could still be negatively affected if its customers or suppliers are adversely affected by Year 2000 or similar issues. The Company is currently not aware of any significant Year 2000 or similar problems that its customers or suppliers have experienced.

    The Company expended approximately $2 million on Year 2000 readiness efforts, a substantial portion of which was for equipment necessary to accommodate new property management and telecommunications software. This equipment has been capitalized and the balance of costs have been expensed.


                        -- ALL 1999 RESULTS UNAUDITED --